Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Hennessy Advisors, Inc. on Form S-8 (No. 333-188439) of our report dated November 30, 2015, with respect to our audits of the financial statements of Hennessy Advisors, Inc. as of September 30, 2015 and 2014, and for the years ended September 30, 2015 and 2014 appearing in the Annual Report on Form 10-K for the year ended September 30, 2015.

/s/ Marcum LLP

Marcum LLP
San Francisco, California
November 30, 2015